ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
HERMES ACQUISITION CORP.
     1. Name.  The name of the corporation is Hermes Acquisition Corp.
     2. The Amendments.  The text of the amendments adopted is as follows:
          A. Article 2 of the Articles of Incorporation shall be deleted and, in lieu thereof, the following new Article 2 substituted therefor:
     2. A. The aggregate number and designation of shares of capital stock which the corporation shall have the authority to issue and the par value per share are as follows:

	Number	Par Value
Class	of Shares	Per Share
Class A Common	1,000	no par value
Class B Common	1,000	no par value
          B. The designations, voting rights, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:
     (i) Voting Rights. The holders of the outstanding Class A Common Shares shall, to the exclusion of the holders of Class B Common Shares, have the sole power to vote for the election of directors and for all other purposes without limitation, except as may be required by law.
     (ii) Distributions. The Class A Common Shares and the Class B Common Shares shall be of equal rank and shall entitle the holders thereof to the same rights and privileges except as provided in Section 2.B.(i) above. The holders of the Class A Common Shares and the Class B Common Shares shall be entitled to distributions, including dividends when declared by the Board of Directors, and to the net assets of the corporation upon the liquidation, dissolution or winding up of the affairs of the corporation.
          B. Article 6 of the Articles of Incorporation shall be deleted and, in lieu thereof, the following new Article 6 substituted, as follows:
     6. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the corporation shall not be liable to the corporation or its shareholders for any monetary damages. Neither amendment nor repeal of this Article 6 nor the adoption of any provision of the Articles of Incorporation of the corporation inconsistent with this Article 6 shall eliminate or reduce the effect of this Article 6 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 6, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          C. Article 7 of the Articles of Incorporation shall be deleted and, in lieu thereof, a new Article 7 substituted, as follows:
     7. A. For purposes of this Article, the following definitions shall apply:
     “expenses” include, without limitation, counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expenses in asserting a claim for indemnification;
     “liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;
     “party” means an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding; and
     “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal.

          B. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended the corporation shall indemnify any person who is, was or is threatened to be made a party to any proceeding, including without limitation a proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation, by reason of the fact that such person is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against all liabilities and reasonable expenses incurred by such person in connection with the proceeding, except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the corporation shall be deemed service at the request of the corporation. The corporation may contract in advance to indemnify, and make advances and reimbursements for expenses to, any person entitled to indemnify under this Section B of Article 7.
          C. Any determinations or authorizations required to be made by the corporation with respect to any claim by a person for indemnification or the advancement or reimbursement of expenses under this Article 7 shall be made in the manner provided by law; provided, however, that in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any such determination as to indemnification and expenses shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.
          D. The corporation shall advance or reimburse the reasonable expenses incurred by a director, officer or other person specified in Section B of this Article 7 in advance of final disposition of a proceeding to which such person is a party if such person furnishes the corporation (i) a written statement of his good faith belief that he is entitled to indemnification under this Article and (ii) a written undertaking from him to repay any funds advanced if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation and shall be accepted without reference to his ability to make repayment. The corporation is empowered to pay or reimburse expenses incurred by a director, officer or other person specified in Section B of this Article 7 in connection with his appearance as a witness in a proceeding at a time when he is not a party.
          E. The corporation is empowered to indemnify or contract in advance to indemnify any person not specified in Section B of this Article 7 who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against liabilities and reasonable expenses incurred by such person in connection with the proceeding to the same or a lesser extent as if such person had been specified as one to whom indemnification is granted in Section B.
          F. The corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the corporation would have power to indemnify him against such liability under the provisions of this Article 7.
          G. The provisions of this Article 7 shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, arising from any action taken or failure to act, whether occurring before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any other pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.
          H. Every reference in this Article 7 to directors, officers, employees, agents and other persons who are or may be entitled to indemnification, advances or reimbursements shall include all persons who formerly occupied any of the positions referred to herein. The rights of each person entitled to indemnification, advances and reimbursements pursuant to this Article shall inure to the benefit of such person’s heirs, executors and administrators. Indemnification pursuant to this Article shall not be exclusive of any other right to indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the corporation and indemnification under policies of insurance purchased and maintained by the corporation or others.
          I. Each provision of this Article 7 shall be severable, and if any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect the validity of any other provisions or applications of this Article.
     3. Reclassification of Outstanding Shares. As of the effective time of these Articles of Amendment, each outstanding share of Common Stock, no par value, of the corporation shall be reclassified and converted into ten Class A Common Shares of the corporation.
     4. Approval.  The amendments were adopted on September 26, 2008.
     5. Shareholder Action.  The amendment was approved by the written consent of the sole shareholder of the corporation dated September 26, 2008.
Dated: September 30, 2008

          IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed by its duly authorized officer.

Hermes Acquisition Corp.

By:	/s/ Debra M. Enderle
Name: Debra M. Enderle
Title: Vice President

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